Exhibit (d)(iv)

INTERIM INVESTORS’ AGREEMENT

This INTERIM INVESTORS’ AGREEMENT (this “Agreement”), dated as of February 15, 2024, is made and entered into by and among (i) General Atlantic Partners (Bermuda) HRG II, L.P., a Bermuda limited partnership, General Atlantic (HRG) Collections, L.P., a Delaware limited partnership, GAPCO AIV Interholdco (GS), L.P., a Delaware limited partnership, GA AIV-1 B Interholdco (GS), L.P., a Delaware limited partnership and GA AIV-1 A Interholdco (GS), L.P., a Delaware limited partnership (collectively, “General Atlantic”), (ii) Trident VII, L.P., a Cayman Islands exempted limited partnership, Trident VII Parallel Fund, L.P., a Cayman Islands exempted limited partnership, Trident VII DE Parallel Fund, L.P., a Delaware limited partnership, and Trident VII Professionals Fund, L.P., a Cayman Islands exempted limited partnership (collectively, “Trident” and, together with General Atlantic, collectively, the “Sponsors,” and each individually, a “Sponsor”), and (iii) Hearts Buyer Corporation, a Delaware corporation (“Topco”).

BACKGROUND

1.         Topco has formed Parent and Merger Sub, collectively referred to as the “Buyer Parties,” for the purpose of entering into the Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or modified from time to time in accordance with the terms thereof and in compliance with this Agreement, the “Merger Agreement”), with HireRight Holdings Corporation, a Delaware corporation (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, Parent will acquire the Company by causing Merger Sub to merge with and into the Company (“Merger”), with the Company surviving as a wholly owned subsidiary of Parent. Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement.

2.         On or prior to the date hereof, each Sponsor has executed and delivered a Support Agreement, pursuant to which, among other things, each Sponsor has agreed to, subject to the terms and conditions set forth therein, contribute, directly or indirectly, all of the shares of Company Common Stock held by it to Topco in exchange for interests in Topco, in each case, as specified in such Support Agreements (each, a “Support Agreement,” references to which include such agreements as amended, supplemented or modified from time to time in accordance with the terms thereof and this Agreement).

3.         On or prior to the date hereof, each Sponsor has executed and delivered to the Company a limited guarantee in which it has agreed, on the terms and subject to the conditions and limitations set forth therein, to guarantee a portion of the Parent Termination Fee and certain related expenses under the Merger Agreement (each, a “Limited Guarantee,” references to which include such guarantees as amended, supplemented or modified from time to time in accordance with the terms thereof and this Agreement).

4.         This Agreement governs the relations of the parties hereto pending the Closing, including in respect of the Merger Agreement, the Limited Guarantees, the Support Agreements and the transactions contemplated thereby and, in the case of any inconsistency between this Agreement, on the one hand, and the Merger Agreement, the Limited Guarantees or the Support Agreements on the other hand, the parties intend for this Agreement to control solely as among the parties hereto.

Article I

ROLLOVER COMMITMENTS; CONTRIBUTION

1.1       Rollover Commitments; Support Agreements. Each of General Atlantic and Trident has entered into a Support Agreement, which Support Agreements are attached hereto as Exhibits A-1 and A-2, respectively. The rights and obligations of General Atlantic and Trident under their respective Support Agreements may not be transferred or assigned except in accordance with this Agreement and the applicable Support Agreement. The following matters shall be subject to the mutual written consent of General Atlantic and Trident: (i) any agreement by Parent, General Atlantic or Trident to amend, modify or waive the Support Agreements or any obligations thereunder and (ii) any assignment or consent to assignment by General Atlantic or Trident under the Support Agreements (unless such assignee becomes party to this Agreement and accedes to the rights and obligations of General Atlantic or Trident hereunder and thereunder, as applicable). Each of General Atlantic and Trident hereby affirms and agrees that (A) it will comply with, and is bound by, the provisions set forth in the Support Agreements, (B) will fulfil its respective obligations under the Support Agreements, including consummate the Exchange (as defined therein), subject to the conditions and limitations therein and (C) Parent shall be entitled to enforce the provisions of each Support Agreement in accordance with this Agreement and the terms of such Support Agreement, but, with respect to consummating the Exchange, only (1) acting at the direction of General Atlantic and Trident, if General Atlantic and Trident have jointly determined that all of the conditions to Parent’s obligations to effect the Closing set forth in Article VII of the Merger Agreement have been satisfied and any other conditions to consummating the Exchange set forth in the applicable Support Agreement have been satisfied (or, in either case, are capable of being satisfied at the Closing) (which determination shall be final and binding), or (2) acting at the direction of General Atlantic and Trident, if General Atlantic and Trident have jointly determined to waive all unsatisfied conditions under the Merger Agreement and the applicable Support Agreement, and that the Closing is required to occur pursuant to Section 2.3 of the Merger Agreement. None of the Sponsors, Parent, Topco or Merger Sub shall attempt to enforce any Support Agreement until the conditions set forth in Section 1.1(C) have been satisfied. Parent shall not have any right to enforce any Support Agreement unless (x) acting at the direction of General Atlantic and Trident and (y) such enforcement is pro rata as between General Atlantic and Trident (e.g., if Parent enforces 50% of General Atlantic’s aggregate commitment in respect of the Exchange, then Parent shall enforce 50% of Trident’s aggregate commitment in respect of the Exchange).

1.2       Limited Guarantees. Each of General Atlantic and Trident has entered into a Limited Guarantee, which Limited Guarantees are attached hereto as Exhibits B-1 and B-2, respectively. The rights and obligations of General Atlantic and Trident under their respective Limited Guarantees may not be transferred or assigned except in accordance with this Agreement and the applicable Limited Guarantee. The following matters shall be subject to the mutual written consent of General Atlantic and Trident: (i) any agreement by Parent, General Atlantic or Trident to amend, modify or waive the Limited Guarantees or any obligations thereunder and (ii) any assignment or consent to assignment by General Atlantic or Trident under the Limited Guarantees (unless such assignee becomes party to this Agreement and accedes to the rights and obligations of General Atlantic or Trident hereunder and thereunder, as applicable). Each of General Atlantic and Trident hereby affirms and agrees that it will comply with, and is bound by, the provisions set forth in the Limited Guarantees and will fulfil its respective obligations under the Limited Guarantees, subject to the conditions and limitations therein.

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1.3       Contribution with Respect to Limited Guarantees. Each of General Atlantic and Trident shall cooperate in defending any claim that General Atlantic and Trident are or any one of them is liable to make payments under the Limited Guarantees. Each of General Atlantic and Trident agrees to contribute to the amount paid or payable by the other in respect of the Limited Guarantees so that each of General Atlantic and Trident will have paid an amount equal to the product of the aggregate amount paid under all of the Limited Guarantees multiplied by such Sponsor’s Pro Rata Percentage of the aggregate amounts payable under the Limited Guarantees, it being understood that no Sponsor shall be obligated to pay, in the aggregate, an amount pursuant to its Limited Guarantee and this Section 1.3 that, in the aggregate, exceeds the applicable maximum amount it is obligated to pay pursuant to its Limited Guarantee. In this Agreement, “Pro Rata Percentage” refers to, (a) in the case of General Atlantic, 63.5% and (b) in the case of Trident, 36.5%.

Article II

EQUITY INTERESTS

2.1       Equity Interests Pending the Closing. Topco represents and warrants that, as of the date hereof, Merger Sub has issued 100 shares of its common stock to Parent, and such shares are, and will remain through the Closing, the only shares of capital stock of Merger Sub that are issued or issuable without the written consent of the Sponsors. Topco represents and warrants that Parent is indirectly wholly owned by Topco and further covenants that no additional equity interests or capital stock of Parent (or Topco or any direct or indirect subsidiary of Topco that directly or indirectly owns any equity interests or capital stock of Parent) shall be issued or issuable prior to the Closing without the written consent of the Sponsors. Topco represents and warrants that each of Topco, any direct or indirect subsidiary of Topco that directly or indirectly owns any equity interests or capital stock of Parent, Parent and Merger Sub (i) is a newly formed entity, (ii) has conducted no operations and, prior to the Closing, shall not conduct any operations and (iii) has no, and prior to the Closing shall not have any, assets, obligations or liabilities of any nature, in each case of clause (ii) and (iii), other than those incident to their respective formation and in connection with the Merger Agreement, this Agreement and the transactions contemplated hereby and thereby. Prior to the Closing, neither General Atlantic nor Trident shall, without the prior written consent of the other Sponsor, sell, dispose or otherwise transfer any equity interests or capital stock of Topco or Parent. Prior to the Closing, Topco shall not, without the prior written consent of each Sponsor, sell, dispose or otherwise transfer, directly or indirectly any equity interests of Parent, and Parent shall not, without the prior written consent of each of Sponsor, sell, dispose or otherwise transfer any shares of common stock of Merger Sub. Prior to the Closing, Topco shall not, without the prior written consent of each Sponsor, declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of the equity interests of Topco.

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2.2       Equity Interests Issued at Closing. All equity securities issued by Topco shall, in connection with the Exchange and the Closing, be issued to the Sponsors in accordance with their respective Pro Rata Percentages; provided that each Sponsor may adjust the allocations among itself and its affiliated, sponsored or managed investment funds, vehicles and accounts, and any holding companies or similar vehicles for such funds, vehicles and accounts, and in its sole discretion. The equity securities to be issued by Parent to General Atlantic and Trident in connection with the Exchange and the Closing shall be subscribed for by General Atlantic and Trident, respectively, pursuant to the applicable Support Agreement and a contribution and subscription agreement in customary form for a transaction of this nature, in each case, as mutually acceptable to General Atlantic and Trident and which will not contain any representations or warranties other than customary fundamental representations and warranties.

2.3       Tax Classification. Topco shall elect to be treated as a corporation for U.S. federal, and applicable state and local, income tax purposes, effective as of the date of its formation, and each of the Sponsors shall take such actions (including executing any documents or forms) as may be reasonably required in order to secure such treatment. The Sponsors agree that no additional investment or follow-on investment in respect of the Company shall be made other than through Topco without the consent of both Sponsors.

Article III

INTERIM GOVERNANCE; OTHER AGREEMENTS AMONG THE SPONSORS

3.1       Actions Under the Merger Agreement. General Atlantic and Trident acting jointly shall have the right to cause the Buyer Parties to take any action or refrain from taking any action in order for the Buyer Parties to comply with their respective obligations, satisfy their respective closing conditions or exercise their respective rights under the Merger Agreement, including (a) determining that the conditions to Closing set forth in Article VII of the Merger Agreement have been satisfied (which determination shall be final and binding) and, assuming such satisfaction, determining to close the Merger, (b) waiving compliance with any covenants, agreements or the conditions to Closing contained in the Merger Agreement, (c) amending, supplementing or modifying, or waiving any provision of, the Merger Agreement or any other agreement entered into in connection therewith, including the Debt Commitment Letters or any other agreement with a Debt Financing Source in any manner, (d) terminating the Merger Agreement or (e) subject to Section 3.6, settling any stockholder-related suit or any other claim or proceeding arising in connection with the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary contained herein, the Sponsors shall each use reasonable best efforts to jointly cause the Buyer Parties to comply with their obligations under the Merger Agreement and consummate the Closing in accordance with the Merger Agreement unless both Sponsors determine otherwise.

3.2       Debt Financing. Each of the Sponsors (and its Affiliates) and Topco and its Subsidiaries shall use their respective reasonable best efforts to assist the Buyer Parties in connection with their obligations under Section 6.6 of the Merger Agreement.

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3.3          Expense Sharing.

3.3.1       In the event the Closing occurs, Topco, Parent and/or Merger Sub (through the Surviving Corporation) will bear all out-of-pocket expenses of the Sponsors and their Affiliates that relate to the transactions contemplated by the Merger Agreement and this Agreement, including, without limitation, the reasonable fees, expense and disbursements of counsel, accountants, consultants and other advisors retained by the Sponsors, but excluding, in each case, any payments in respect of the Obligations (as defined in any Limited Guarantee) (“Sponsor Transaction Expenses”).

3.3.2       In the event of a termination of the Merger Agreement in which any amount, either as payment of the Company Termination Fee or an expense reimbursement, damages or otherwise, is paid to Topco, Parent or Merger Sub by the Company or its Subsidiaries or Affiliates, Topco shall first pay all Sponsor Transaction Expenses and discharge all of Topco’s, Parent’s and Merger Sub’s other liabilities, from such expense reimbursement or damages and pay any remaining amount of such payment to the Sponsors in accordance with their respective Pro Rata Percentages.

3.3.3       In the event of a termination in which no amount, either as expense reimbursement, damages or otherwise, is paid to Topco, Parent or Merger Sub, or in the event that the amount paid is insufficient to pay all applicable Sponsor Transaction Expenses, each Sponsor agrees that it will be responsible for its Pro Rata Percentage of Sponsor Transaction Expenses in excess of any such amount so paid to Topco, Parent or Merger Sub. Each Sponsor will also be responsible for its Pro Rata Percentage of any liability that any Sponsor incurs pursuant to customary indemnities and contribution obligations that it has agreed to provide to its respective counsel, accountants, consultants or other advisors (including, without limitation, Debt Financing Sources, consultants and accountants) who have been engaged with respect to the Merger and related transactions. The obligations under this Section 3.3 shall exist whether or not the Merger is consummated and shall survive any termination of any other provisions of this Agreement; provided, that such fees and expenses are not paid by the Surviving Corporation, Topco, Parent or Merger Sub.

3.4          Regulatory Matters. Each Sponsor (and its Affiliates) and Topco and its Subsidiaries shall (i) furnish all information and documents required for any filing, form, declaration, notification, registration and notice with respect to the HSR Act applicable to the Merger and related transactions, and (ii) respond at the earliest practicable date to any requests for additional information made by any Governmental Authority, and act in good faith and reasonably cooperate in connection with any investigation by any Governmental Authority. Each Sponsor shall, if not prohibited by law or regulation, give the other Sponsor the reasonable opportunity to review and comment on any documents, written communications and filings that include such Sponsor as a filing party before transmitting to any Governmental Authority, and shall consider in good faith any comments or suggestions proposed by such Sponsor. Notwithstanding anything to the contrary in this Agreement, no Sponsor (or its Affiliates) or Topco or any of its Subsidiaries shall, whether prior to or following the Closing, be required to cause any portfolio company, investment fund, vehicle or account, and any holding companies or similar vehicles for such fund, vehicle or account, or other Affiliate of any Sponsor or Topco or any director, officer, employee, general partner, limited partner, member, stockholder or manager of any of the foregoing (in each case, other than the Buyer Parties as required pursuant to Section 6.2 of the Merger Agreement) to take any action, undertake any divestiture or restrict its conduct, other than to provide responsive information required to make any submission or application to a Governmental Authority and to otherwise cooperate in connection with any such submission or application as is necessary and customary under the circumstances; provided, that Topco shall be required to take, or cause its Subsidiaries to take, any such actions to the extent requested by General Atlantic and Trident, and conditioned on the occurrence of the Closing. Without limiting the foregoing, each Sponsor and Topco agrees to comply with and perform (and cause its applicable Subsidiaries and Affiliates to comply with and perform) those agreements under Section 6.2 of the Merger Agreement that are applicable to the Sponsors and/or their applicable Subsidiaries or Affiliates.

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3.5          Certain Representations and Warranties.

3.5.1       Each Sponsor hereby represents and warrants to the other Sponsors that (i) it owns the number of shares of Company Common Stock set forth opposite its name on Exhibit D hereto; (ii) it has not entered into any formal or informal agreement, arrangement or understanding with any other potential investor or group of investors, the Company or any Company Stockholders with respect to the subject matter of this Agreement or the Merger Agreement, other than the agreements expressly contemplated by this Agreement, the Merger Agreement and the Debt Commitment Letters; (iii) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to conduct business, and is in good standing, in each other jurisdiction where the ownership of its properties or the conduct of its business makes such qualification necessary; (iv) it has all necessary power and authority to execute, deliver and perform its obligations under this Agreement in accordance with the terms of this Agreement; (v) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action and do not contravene any provision of its partnership agreement or other organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on such Sponsor or its assets; (vi) except for any consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority contemplated by the Merger Agreement, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Agreement by such Sponsor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement; and (vii) this Agreement constitutes a legal, valid and binding obligation of such Sponsor enforceable against such Sponsor in accordance with its terms, subject to Enforceability Limitations. No Sponsor, any of its Affiliates, Topco, any of its Subsidiaries or any of their respective officers, employees, agents or representatives makes or has made any express or implied representation or warranty on behalf of such Sponsor or any of its Affiliates in connection with the transactions contemplated hereby other than those expressly set forth in this Section 3.5 and no Sponsor, any of its Affiliates, Topco, any of its Subsidiaries or any of their respective officers, employees, agents or representatives has relied on any express or implied representation or warranty in connection with the transactions contemplated hereby other than those expressly set forth in this Section 3.5.

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3.5.2       Topco hereby represents and warrants to the Sponsors that (i) the equity securities of Topco to be issued to the Sponsors pursuant to the Exchange shall be duly and validly authorized and issued, fully paid and nonassessable (if applicable), and free and clear of all liens, other than restrictions arising under applicable securities laws or the organizational documents of Topco, and good and valid title to such equity securities of Topco shall pass to the Sponsors upon the consummation of the Exchange; (ii) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to conduct business, and is in good standing, in each other jurisdiction where the ownership of its properties or the conduct of its business makes such qualification necessary; (iii) it has all necessary power and authority to execute, deliver and perform its obligations under this Agreement in accordance with the terms of this Agreement; (iv) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action and do not contravene any provision of its organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on Topco or its assets; (v) except for any consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority contemplated by the Merger Agreement, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Agreement by Topco have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement; and (vi) this Agreement constitutes a legal, valid and binding obligation of Topco enforceable against Topco in accordance with its terms, subject to Enforceability Limitations.

3.6          Conduct of Litigation. In the event that the Buyer Parties become subject to an action, suit or proceeding pursuant to the Merger Agreement that (a) involves an allegation of a breach by Buyer Parties of an obligation under the Merger Agreement or (b) involves a factual allegation that, if true, would constitute a breach by a Sponsor of an obligation under this Agreement or its Limited Guarantee (with respect to such Sponsor, a “Related Claim”), then Topco shall deliver notice of such Related Claim to such Sponsor reasonably promptly after becoming aware of such Related Claim; provided that the failure of Topco to give reasonably prompt notice of any Related Claim shall not release, waive or otherwise affect the Sponsor’s obligations with respect thereto except to the extent that the Sponsor is actually and materially prejudiced as a result of such failure. Such Sponsor shall have the right (but not the obligation), within 30 days after receipt of notice of such Related Claim, to elect to (i) in the case of a Related Claim primarily or exclusively related to such Sponsor, jointly with Topco control the defense of such Related Claim and (ii) in the case of any other Related Claim, participate in the defense of such Related Claim with Topco and any other Sponsor in respect of which such claim is a Related Claim, it being understood that with respect to any Related Claim, such Sponsor may employ counsel (which shall be reasonably satisfactory to Topco), at its own expense, separate from the counsel employed by Topco. If such Sponsor exercises its right pursuant to the preceding sentence to control or participate in such Related Claim, then the Sponsors shall reasonably cooperate with such Sponsor in the defense thereof (and in any event each Sponsor shall reasonably cooperate with Topco in the defense of such Related Claim); provided, however, that no Sponsor shall be required to commence or participate in any legal action in connection therewith. Such Sponsor will not admit any liability with respect to, or settle, compromise or discharge, any such Related Claim without Topco’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Whether or not such Sponsor assumes the defense of a Related Claim, Topco shall not, and cause the Buyer Parties not to, admit any liability with respect to, or settle, compromise or discharge, such Related Claim without such Sponsors’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

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Article IV

CLOSING ARRANGEMENTS

4.1          Organizational Documents; Investor Rights Agreement. Each Sponsor agrees to negotiate in good faith with the other Sponsor to, prior to the consummation of the Merger, enter into one or more definitive agreements with respect to the matters set forth on Exhibit C hereto (the “Investor Rights Agreement”). The Investor Rights Agreement and such organizational and other relevant corporate documents will be consistent with all of the terms and conditions set forth on Exhibit C and any inconsistent terms and conditions must be approved by each Sponsor. The parties hereto will cooperate with one another to enter into, and will negotiate in good faith concerning the form and substance of, the Investor Rights Agreement. The parties hereto will cooperate with one another to implement a new equity incentive plan at Topco or a Subsidiary thereof on terms approved by each of the Sponsors. If (and only if) for any reason Topco and the Sponsors have not entered into the Investor Rights Agreement at or prior to the Closing, (i) the terms set forth on Exhibit C shall be binding on Topco and the Sponsors from and after the Closing until such time as the Investor Rights Agreement shall be in effect and (ii) Topco and the Sponsors shall (1) operate Topco and its Subsidiaries (including the Surviving Corporation) in accordance with the terms set forth on Exhibit C, to the extent applicable, until such time as the Investor Rights Agreement shall be in effect, (2) continue to negotiate in good faith with each other to enter into the Investor Rights Agreement as soon as reasonably practicable following the Closing and (3) take (or cause to be taken) all actions required to be taken such that the board of managers or similar governing body of Topco has the composition contemplated by Exhibit C immediately following the Closing. Upon the execution and delivery of the Investor Rights Agreement by Topco and any Sponsor, this Section 4.1 shall cease to have any force or effect with respect to Topco and such Sponsor.

Article V

MISCELLANEOUS

5.1          Amendment and Waiver. Any provision of this Agreement may be amended or waived only in a writing signed (a) in the case of any amendment, by each Sponsor and (b) in the case of a waiver, by the party or parties waiving rights hereunder. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

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5.2          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

5.3          Remedies. The parties hereto agree that, except as provided herein, this Agreement (including all covenants and agreements herein) will be enforceable by all parties hereto by all available remedies at law or in equity (including, without limitation, specific performance, without bond or other security being required).

5.4          No Recourse. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Affiliates that this Agreement may only be enforced against, and any litigation for breach of this Agreement may only be made against, the Persons specifically identified as the parties to this Agreement, and, with respect to each party to this Agreement, none of such party’s former, current or future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, attorneys or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, attorney or assignee of any of the foregoing) (each, a “Non-Recourse Party”) that is not a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein (except under the Limited Guarantees and the Support Agreements (in each case, subject to the terms and conditions thereof and solely to the extent provided therein)) or in respect of any oral representations made or alleged to be made in connection herewith. None of the parties shall have any rights of recovery in respect hereof against any Non-Recourse Party and no personal liability shall attach to any Non-Recourse Party through any party hereto, or otherwise, whether by or through attempted piercing of the corporate veil, by or through a litigation (whether in tort, contract or otherwise), by the enforcement of any judgment, fine or penalty or by virtue of any law, or otherwise.

5.5          Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each party hereby irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby. Each party irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, or with respect to any such action, suit or proceeding, shall be heard and determined in such Court of Chancery of the State of Delaware or Delaware federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction. Each party hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 5.15 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

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5.6          Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7          Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

5.8          Other Agreements; Assignment. This Agreement, together with the agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties or any of their Affiliates with respect to the transactions contemplated hereby (other than the Merger Agreement and the other agreements expressly referred to herein or therein as being entered into in connection with the Merger Agreement). This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and each of their respective successors and permitted assigns. Other than as provided herein, this Agreement shall not be assigned without the prior consent of the parties hereto.

5.9          Non-Circumvention. Each party hereto agrees that it shall not indirectly accomplish that which it is not permitted to accomplish directly under this Agreement.

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5.10        No Third-Party Beneficiaries. This Agreement shall be binding on each party hereto solely for the benefit of each other party hereto and nothing set forth in this Agreement, express or implied, shall be construed to confer, directly or indirectly, upon or give to any Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the parties hereto to enforce, any provisions of this Agreement, except the Non-Recourse Parties shall have the right to enforce their rights under Section 5.4.

5.11        Press Release; Communications. Any notices, releases, statements or communications to the general public or the press relating to this Agreement shall be made only at such times and in such manner as may be agreed by each of the Sponsors; provided, that the parties hereto shall be entitled to issue such press releases and to make such public statements as are required by applicable law or stock exchange rule, in which case the Sponsors shall be advised thereof and afforded a reasonable opportunity to review and comment (unless prohibited by law or regulation), and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued. Once information has been made available to the general public in accordance with this Agreement or the Merger Agreement, this Section 5.11 shall no longer apply to such information.

5.12        Counterparts. This Agreement may be executed in any number of counterparts (including by electronic transmission in “portable document format”), each such counterpart when executed shall be deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

5.13        Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. As used in this Agreement, (a) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, (b) the phrase “to the extent” means the degree by which (rather than if), (c) the word “or” is not exclusive and (d) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Sponsors, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any Sponsor by virtue of the authorship of any of the provisions of this Agreement. The parties agree that email transmission of an affirmative statement of consent to a request to take an action, or to omit to act, shall suffice as “written” consent required hereunder.

5.14        Termination. Except with respect to Sections 3.3 (Expense Sharing), 3.5 (Certain Representations and Warranties) and Article V, this Agreement will terminate automatically without any further action of any Person upon the earlier to occur of (a) the Closing and (b) the valid termination of the Limited Guarantee in accordance with its terms; provided, that any liability for any failure to comply with the terms of this Agreement prior to termination shall survive such termination. Any provision that, in accordance with the immediately foregoing sentence, shall survive in accordance with its terms shall survive for the term specified therein or, if no term is specified, until such time as all obligations thereunder required to be performed on or after the date of termination have been fully performed.

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5.15        Notices. Any notices or correspondence received by Topco, Parent or Merger Sub under, in connection with, or related to this Agreement or the Merger Agreement shall be promptly provided to each Sponsor in the manner provided for in Section 9.2 of the Merger Agreement at the address set forth below for each Sponsor or any other address designated by any Sponsor in writing to Parent and each Sponsor.

If to General Atlantic to:

General Atlantic Service Company, L.P.
55 East 52nd Street, 33rd Floor
New York, NY 10055
Attn: Gordon Cruess
Email: gcruess@generalatlantic.com

with a copy to (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:    Matthew Abbott

Cullen Sinclair

Facsimile No.: (212) 757-3900
Email:     mabbott@paulweiss.com

   csinclair@paulweiss.com

If to Trident:

c/o Stone Point Capital LLC
20 Horseneck Lane
Greenwich, CT 06830
Attn: Stephen Levey
Email: slevey@stonepoint.com

with a copy (which will not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn:    Elizabeth Cooper

Mark Viera

Email:   ecooper@stblaw.com

 mark.viera@stblaw.com

5.16        Confidentiality. The provisions of Section 7 (Confidential Information) of the Company Stockholders Agreement shall apply mutatis mutandis to this Agreement as if such provisions were fully set forth herein.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

Hearts Buyer Corporation

By:	/s/ Rene Kern
Name: Rene Kern
Title: President

[Signature Page to Interim Investors Agreement]

GENERAL ATLANTIC PARTNERS (BERMUDA) HRG II, L.P.

By: General Atlantic (SPV) (Bermuda) GP,
LLC, its general partner

By:	/s/ Kelly Pettit
Name: Kelly Pettit
Title: Managing Director

Address:
c/o General Atlantic Service Company, L.P.,
55 East 52nd Street, 33rd Floor New York, New York 10055

GENERAL ATLANTIC (HRG) COLLECTIONS, L.P.

By: General Atlantic (SPV) GP, LLC, its general partner

By:	/s/ Kelly Pettit
Name: Kelly Pettit
Title: Managing Director

Address:
c/o General Atlantic Service Company, L.P.,
55 East 52nd Street, 33rd Floor New York, New York 10055

[Signature Page to Interim Investors Agreement]

GAPCO AIV INTERHOLDCO (GS), L.P.

By: General Atlantic (SPV) GP, LLC, its general partner

By:	/s/ Kelly Pettit
Name: Kelly Pettit
Title: Managing Director

Address:
c/o General Atlantic Service Company, L.P.,
55 East 52nd Street, 33rd Floor New York, New York 10055

GA AIV-1 B INTERHOLDCO (GS), L.P.

By: General Atlantic (SPV) GP, LLC, its general partner

By:	/s/ Kelly Pettit
Name: Kelly Pettit
Title: Managing Director

Address:
c/o General Atlantic Service Company, L.P.,
55 East 52nd Street, 33rd Floor New York, New York 10055

 [Signature Page to Interim Investors Agreement]

GA AIV-1 A INTERHOLDCO (GS), L.P.

By: General Atlantic (SPV) GP, LLC, its general partner

By:	/s/ Kelly Pettit
Name: Kelly Pettit
Title: Managing Director

Address:
c/o General Atlantic Service Company, L.P.,
55 East 52nd Street, 33rd Floor New York, New York 10055

[Signature Page to Interim Investors Agreement]

TRIDENT VII, L.P.
By: Trident Capital VII, L.P., its general partner
By: DW Trident GP, LLC, a general partner

By:	/s/ Stephen Levey
Name: Stephen Levey
Title: Vice President

Address:
c/o Stone Point Capital LLC
20 Horseneck Lane, Greenwich, Connecticut 06830
Attention: Stephen Levey
Email: slevey@stonepoint.com

TRIDENT VII PARALLEL FUND, L.P.
By: Trident Capital VII, L.P., its general partner
By: DW Trident GP, LLC, a general partner

By:	/s/ Stephen Levey
Name: Stephen Levey
Title: Vice President

Address:
c/o Stone Point Capital LLC
20 Horseneck Lane, Greenwich, Connecticut 06830
Attention: Stephen Levey
Email: slevey@stonepoint.com

TRIDENT VII DE PARALLEL FUND, L.P.
By: Trident Capital VII, L.P., its general partner
By: DW Trident GP, LLC, a general partner

By:	/s/ Stephen Levey
Name: Stephen Levey
Title: Vice President

Address:
c/o Stone Point Capital LLC
20 Horseneck Lane, Greenwich, Connecticut 06830
Attention: Stephen Levey
Email: slevey@stonepoint.com

[Signature Page to Interim Investors Agreement]

TRIDENT VII PROFESSIONALS FUND, L.P.
By: Stone Point GP Ltd., its general partner

By:	/s/ Stephen Levey
Name: Stephen Levey
Title: Vice President

Address:
c/o Stone Point Capital LLC
20 Horseneck Lane, Greenwich, Connecticut 06830
Attention: Stephen Levey
Email: slevey@stonepoint.com

[Signature Page to Interim Investors Agreement]

Exhibit a-1

Support Agreement – General Atlantic

Exhibit a-2

Support Agreement – Stone Point

Exhibit B-1

Limited Guarantee – General Atlantic

Exhibit B-2

Limited Guarantee – Stone Point

Exhibit C

Investor Rights Agreement TERM SHEET

Exhibit D

COMPANY COMMON STOCK OWNERSHIP